Exhibit 8.1

October 2, 2017

Western Asset Mortgage Capital Corporation
385 East Colorado Boulevard
Pasadena, California 91101

Re:	Western Asset Mortgage Capital Corporation – 6.75% Convertible Senior Notes due 2022

Ladies and Gentlemen:

You have requested our opinion concerning certain United States federal income tax considerations in connection with the offering, issuance and sale by the Company to JMP Securities LLC (the “Underwriter”), pursuant to the Underwriting Agreement, dated September 27, 2017 (the “Underwriting Agreement”), between the Underwriter, Western Asset Management Company, a California corporation, and the Company, of $100,000,000 aggregate principal amount of the Company’s 6.75% Convertible Senior Notes due 2022 (the “Notes”) and up to an additional $15,000,000 aggregate principal amount of the Notes at the Underwriter’s option to cover over-allotments, to be issued under the Indenture, dated as of October 2, 2017, between the Company and Wells Fargo Bank, as trustee.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Underwriting Agreement and such other documentation and information provided to us by you as we have deemed necessary or appropriate as a basis for the opinion set forth herein. In addition, you have provided us with, and we are relying upon, a certificate containing certain factual statements, factual representations and covenants of your officers (the “Officers’ Certificate”) relating to, among other things, the actual and proposed operations of Western Asset and the entities in which it holds, or has held, a direct or indirect interest (collectively, the “Company”). For purposes of our opinion, we have not independently verified all of the facts, statements, representations and covenants set forth in the Officers’ Certificate, the Underwriting Agreement, or in any other document. In particular, we note that the Company may engage in transactions in connection with which we have not provided legal advice, and have not reviewed, and of which we may be unaware.

Western Asset Mortgage Capital Corporation
October 2, 2017

Consequently, we have relied on your representation that the facts, statements, representations, and covenants presented in the Officers’ Certificate, the Underwriting Agreement, and other documents, or otherwise furnished to us or the Underwriter, accurately and completely describe all material facts relevant to our opinion. We have assumed that all such facts, statements, representations and covenants are true without regard to any qualification as to knowledge, belief, intent, or materiality. Our opinion is conditioned on the continuing accuracy and completeness of such facts, statements, representations and covenants. Any material change or inaccuracy in the facts, statements, representations, and covenants referred to, set forth, or assumed herein or in the Officers’ Certificate may affect our conclusions set forth herein.

In our review of certain documents in connection with our opinion as expressed below, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic, or electronic copies, and the authenticity of the originals of such copies. Where documents have been provided to us in draft form, we have assumed that the final executed versions of such documents will not differ materially from such drafts.

Our opinion is also based on the correctness of the following assumptions: (i) Western Asset and each of the entities comprising the Company has been and will continue to be operated in accordance with the laws of the jurisdictions in which it was formed and in the manner described in the relevant organizational documents, (ii) there will be no changes in the applicable laws of the State of Delaware or of any other jurisdiction under the laws of which any of the entities comprising the Company have been formed, and (iii) each of the written agreements to which the Company is a party has been and will be implemented, construed and enforced in accordance with its terms.

In rendering our opinion, we have considered and relied upon the Internal Revenue Code of 1986, as amended (the “Code”), the regulations promulgated thereunder (“Regulations”), administrative rulings and other Treasury interpretations of the Code and the Regulations by the courts and the Internal Revenue Service (“IRS”), all as they exist at the date hereof. It should be noted that the Code, Regulations, judicial decisions, and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change that is made after the date hereof in any of the foregoing bases for our opinion could affect our conclusions set forth herein. There can be no assurance, moreover, that our opinion will be accepted by the IRS or, if challenged, by a court.

Based on and subject to the foregoing, we are of the opinion that, commencing with Western Asset’s taxable year ended December 31, 2012, Western Asset has been organized and operated in conformity with the requirements for qualification and taxation as a real estate investment trust (a “REIT”) under the Code, and its proposed

Western Asset Mortgage Capital Corporation
October 2, 2017

method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT. Western Asset’s qualification and taxation as a REIT depend upon its ability to meet, through actual operating results, certain requirements relating to the sources of its income, the nature of its assets, its distribution levels and the diversity of its stock ownership, and various other qualification tests imposed under the Code, the results of which are not reviewed by us. Accordingly, no assurance can be given that the actual results of Western Asset’s operations for any one taxable year will satisfy the requirements for taxation as a REIT under the Code.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the prospectus supplement, dated September 27, 2017, relating to the offering of the Notes (the “Prospectus Supplement”). We also hereby consent to the reference to our firm under the heading “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations.

Except as set forth above, we express no other opinion. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof, or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP